AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2000
                              REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                               -------------------

                      MACKENZIE INVESTMENT MANAGEMENT INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    59-2522153
   (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                         IDENTIFICATION
                                                            NUMBER)

                           VIA MIZNER FINANCIAL PLAZA

           700 SOUTH FEDERAL HIGHWAY, SUITE 300, BOCA RATON, FL 33432

              (ADDRESS AND ZIP CODE OF PRINCIPAL EXECUTIVE OFFICES)

                                -----------------

                      MACKENZIE INVESTMENT MANAGEMENT INC.

                             1994 STOCK OPTION PLAN

                            (FULL TITLE OF THE PLAN)

                                -----------------

                                C. WILLIAM FERRIS
                      MACKENZIE INVESTMENT MANAGEMENT INC.
                           VIA MIZNER FINANCIAL PLAZA
                      700 SOUTH FEDERAL HIGHWAY, SUITE 300
                              BOCA RATON, FL 33432
                            TELEPHONE: (561) 393-8900
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                -----------------

                                    COPY TO:

                             JOSEPH R. FLEMING, ESQ.
                             DECHERT PRICE & RHOADS
                         TEN POST OFFICE SQUARE - SOUTH
                                BOSTON, MA 02109
                                 (617) 728-7162

                                -----------------

                         CALCULATION OF REGISTRATION FEE

================================== ======================== =================== ====================== =====================
                                           AMOUNT                PROPOSED         PROPOSED MAXIMUM
            TITLE OF                        TO BE            MAXIMUM OFFERING    AGGREGATE OFFERING         AMOUNT OF
   SECURITIES TO BE REGISTERED           REGISTERED          PRICE PER SHARE (1)       PRICE (1)          REGISTRATION FEE
---------------------------------- ------------------------ ------------------- ---------------------- ---------------------
Common Stock, par value $.01 per
              share                   3,114,220 shares            $4.19            $13,048,581.80           $3,444.83
================================== ======================== =================== ====================== =====================

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") on the basis of Canadian $6.075 per share (U.S. $4.19 per share), the average of the high and low prices of the Registrant's Common Stock as reported on the Toronto Stock Exchange on February 1, 2000, expressed in U.S. dollars, based on the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York, which, on February 1, 2000 was Cdn $1.00 = US $0.69.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the Mackenzie Investment Management Inc. 1994 Stock Option Plan (the "Plan") as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
                  ---------------------------------------

         The following documents, which have been filed with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement:

(a) The Registrant's registration statement on Form 10 dated July 28, 1999, as amended, as filed with the Commission pursuant to
                  Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") containing the Registrant's audited financial statements as of March 31, 1999, 1998 and 1997 and unaudited interim financial statements as of June 30, 1999.

(b) The Registrant's quarterly report on Form 10-Q for the period ended September 30, 1999, as filed with the Commission pursuant to Section 13(a) of the Exchange Act on October 25, 1999, and the Registrant's quarterly report on Form 10-Q for the period ended December 31, 1999, as filed with the Commission pursuant to Section 13(a) of the Exchange Act on January 25, 2000.

(c) The description of the Common Stock of the Registrant contained in the Registrant's registration statement on Form 10 dated July 28, 1999, as filed with the Commission pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which either terminates the offering of the securities registered pursuant to this Registration Statement or deregisters such securities, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

         ITEM 4.  DESCRIPTION OF SECURITIES.
                  -------------------------

         Not applicable.

         ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
                  --------------------------------------

         Not applicable.

         ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
                  -----------------------------------------

         Delaware law authorizes a Delaware corporation to eliminate or limit the personal liability of a director to the corporation and its shareholders for monetary damages for breach of certain fiduciary duties as a director. The Registrant believes that such a provision is beneficial in attracting and retaining qualified directors and, accordingly, the Registrant's Bylaws include a provision eliminating liability for monetary damages for any breach of fiduciary duty as a director, except: (1) for any breach of the duty of loyalty to the Registrant or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for any transaction for which the director derived an improper personal benefit;
(4) for certain other actions. Thus, pursuant to Delaware law, directors of the Registrant are not insulated from liability for breach of their duty of loyalty (requiring that, in making a business decision, directors act in good faith and in the honest belief that the action was taken in the best interest of the corporation), or for claims arising under the federal securities laws. The foregoing provisions of the Bylaws may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Registrant and its shareholders.

Article 4 of the Registrant's Bylaws provides as follows:

RIGHT TO INDEMNIFICATION

         The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorney's fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceedings by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

ADVANCE OF EXPENSES

         Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceedings subject to the provisions of any applicable statute.

PROCEDURE FOR DETERMINING PERMISSIBILITY

         To determine whether any indemnification or advance of expenses under this Article 4 is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceedings may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statue have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

CONTRACTUAL OBLIGATION

         The obligations of the Company to indemnify a director or officer under this Article 4, including the duty to advance expenses, shall be considered a contract between the Registrant and such director or officer, and no modification or repeal of any provision of this Article 4 shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

INDEMNIFICATION NOT EXCLUSIVE; INURING OF BENEFITS

         The indemnification and advance of expenses provided by this Article 4 shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statue, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

INSURANCE AND OTHER INDEMNIFICATION

         The board of directors shall have the power to (i) authorize the Registrant to purchase and maintain, at the Company's expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statue, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statue.

         ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
                  -----------------------------------

         Not Applicable.

         ITEM 8.  EXHIBITS.
                  --------

         There  are  filed  with  this  Registration   Statement  the  following
exhibits:

4.1    Certificate of Incorporation of Registrant, as amended (1)
4.2    By-laws of Registrant, as amended (1)
4.3    Mackenzie Investment Management Inc. 1994 Stock Option Plan (1)
5.1 Opinion of Dechert Price & Rhoads as to the legality of securities being registered
23.1   Consent of PricewaterhouseCoopers LLP
23.2   Consent of Dechert Price & Rhoads (included in Exhibit 5.1)
24.1   Power of Attorney (included on signature page)
----------------

(1) Filed as an Exhibit to Amendment No. 1 to Registrant's Form 10 Registration Statement (No. 000-17994), dated October 14, 1999, and incorporated herein by reference.

         ITEM 9.  UNDERTAKINGS.
                  ------------

UNDERTAKINGS REQUIRED BY ITEM 512(A) OF REGULATION S-K:

         The undersigned Registrant hereby undertakes:

(1) To file, during any period which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered THEREIN, AND THE OFFERING OF SUCH SECURITIES AT THAT TIME SHALL BE DEEMED TO BE THE INITIAL BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

UNDERTAKINGS REQUIRED BY ITEM 512(B) OF REGULATION S-K:

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that TIME SHALL BE DEEMED TO BE THE INITIAL BONA FIDE offering thereof.

UNDERTAKINGS REQUIRED BY ITEM 512(H) OF REGULATION S-K:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on this 2nd day of February 2000.

                                     MACKENZIE INVESTMENT MANAGEMENT INC.

                                     BY:    /S/ KEITH J. CARLSON
                                         -----------------------
                                         Keith J. Carlson
                                         President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 2nd day of February, 2000.

NAME                                CAPACITY                      DATE

/S/ KEITH J. CARLSON
Keith J. Carlson               President, Director and       February 2, 2000
                               Chief Executive Officer

/S/ C. WILLIAM FERRIS
C. William Ferris              Senior Vice President         February 2, 2000
                               and Secretary/Treasurer

S/ BEVERLY J. YANOWITCH
Beverly J. Yanowitch           Vice President and            February 2, 2000
                               Chief Financial Officer

         *
-----------------------
Neil Lovatt                    Chairman and Director         February 2, 2000


/S/ JAMES W. BROADFOOT III
James W. Broadfoot III         Senior Vice President         February 2, 2000
                               and Director
         *
-----------------------
Alan J. Dilworth               Director                      February 2, 2000

         *
-----------------------
Allan S. Mostoff, Esq.         Director                      February 2, 2000

         *
-----------------------
James L. Hunter                Director                      February 2, 2000

         *
-----------------------
Alasdair J. McKichan           Director                      February 2, 2000

         *
-----------------------
Michael R. Peers               Director                      February 2, 2000

         *
-----------------------
Dolph W. von Arx               Director                      February 2, 2000


* Filed pursuant to a power of attorney dated September 24, 1999, attached hereto.

                                POWER OF ATTORNEY

         Each individual whose signature appears below hereby constitutes and appoints C. William Ferris, Keith J. Carlson and Joseph R. Fleming, and each of them, his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 and the Registration Statement on Form 10 of Mackenzie Investment Management Inc. and any and all amendments and supplements (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

NAME                                  CAPACITY
DATE

/S/ KEITH J. CARLSON
Keith J. Carlson                      President, Director and
September 24, 1999                    Chief Executive Officer


/S/ C. WILLIAM FERRIS
C. William Ferris                     Senior Vice President, Chief Financial
September 24, 1999                    Officer and Secretary/Treasurer


/S/ NEIL LOVATT
Neil Lovatt                           Chairman and Director
September 24, 1999


/S/ JAMES W. BROADFOOT III
James W. Broadfoot III                Executive Vice President and Director
September 24, 1999


/S/ ALAN J. DILWORTH
Alan J. Dilworth                      Director
September 24, 1999


/S/ ALLAN S. MOSTOFF, ESQ.
Allan S. Mostoff, Esq.                Director
September 24, 1999


/S/ JAMES L. HUNTER
James L. Hunter                       Director
September 24, 1999


/S/ ALASDAIR J. MCKICHAN
Alasdair J. McKichan                  Director
September 24, 1999


/S/ MICHAEL R. PEERS
Michael R. Peers                      Director
September 24, 1999


/S/ DOLPH W. VON ARX
Dolph W. von Arx                      Director
September 24, 1999

                         EXHIBIT INDEX

       EXHIBIT    DESCRIPTION

     4.1 Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1.1 to Amendment No. 1 to Registrant's Registration Statement on Form 10, Registration No. 000-17994 (the "Form 10"), filed October 14, 1999 ("Amendment No. 1")

     4.2 By-laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2.1 of Registrant's Amendment No. 1).

     4.3  Mackenzie   Investment   Management   Inc.   1994  Stock  Option  Plan
          (incorporated by reference to Exhibit 10.8 of Registrant's Amendment No. 1)

     5.1  Opinion of Dechert Price & Rhoads

     23.1 Consent of PricewaterhouseCoopers LLP

     23.2 Consent of Dechert Price & Rhoads (included in Exhibit 5.1 to this Registration Statement)

     24.1 Power of Attorney (included on signature page)

                                   Exhibit 5.1

OPINION RE LEGALITY

                             DECHERT PRICE & RHOADS
                         TEN POST OFFICE SQUARE - SOUTH

                                                 BOSTON, MA 02109


                                            February 2, 2000


Mackenzie Investment Management Inc.
Via Mizner Financial Plaza
700 South Federal Highway, Suite 300
Boca Raton, FL 33432

Dear Sirs:

         We have acted as counsel for Mackenzie Investment Management Inc., a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about February 2, 2000, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 3,114,220 shares of common stock of the Company, $.01 par value per share, to be offered pursuant to the Mackenzie Investment Management Inc. 1994 Stock Option Plan (the "Plan").

         In such capacity, we have examined the Plan, Certificate of Incorporation and By-Laws of the Company, copies of certain resolutions of the Board of Directors of the Company, and such other corporate records and documents of the Company as we have deemed necessary or appropriate for the purpose of the opinion expressed herein.

         Based upon the foregoing examination, it is our opinion that, when issued against receipt of the agreed purchase price therefor, the shares will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

         We are not members of the Bar of the State of Delaware, which law governs the validity of the Shares. However, we have reviewed the Delaware General Corporation Law and examined such other documents and made such further investigation as we have deemed necessary for the purpose of rendering the opinion expressed herein.

                                                     Very truly yours,

                                                     DECHERT PRICE & RHOADS

                                  Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 23, 1999, relating to the financial statements, which appears in the Form 10 of Mackenzie Investment Management Inc.

PRICWATERHOUSECOOPERS LLP



January 31, 2000
Fort Lauderdale, Florida